                                                                       EXHIBIT 5.1

Powell Goldstein LLP
One Atlantic Center
1201 West Peachtree Street, NW
Suite 1400
Atlanta, Georgia 30309
Atlanta Office
direct dial: (404) 572- 6600
www.pogolaw.com

December 13, 2004

Flag Financial Corporation
3475 Piedmont Road
Suite 550
Atlanta, Georgia 30305

Re:     Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Flag Financial Corporation, a Georgia corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (“Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for resale of an aggregate amount of up to 236,723 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), issued by the Company on December 2, 2004 in connection with the acquisition of substantially of all of the assets of RNM Enterprises, Inc., a Georgia corporation (“RNM”), and JDDWNM, Inc., a Georgia corporation (“JDDWNM” and together with RNM, the “Sellers”), pursuant to the terms of that certain Asset Purchase Agreement, dated as of December 1, 2004, by and among the Company and the Sellers.

    We have examined and are familiar with originals or copies (certified, photostatic or otherwise identified to our satisfaction) of such documents, corporate records and other instruments relating to the incorporation of the Company and to the authorization for issuance of the Common Stock as we have deemed necessary or advisable.

In all such examinations, we have assumed the genuineness of all signatures on all originals and copies of documents we have examined, the authenticity of all documents submitted to us as originals and the conformity to original documents of all certified, conformed or photostatic copies. As to questions of fact material and relevant to our opinions, we have relied upon certificates or representations of Company officials and of appropriate state, local and federal officials.

This opinion letter is limited to the Business Corporation Code of the State of Georgia and the federal laws of the United States of America, and we do not express any opinions herein concerning any other law.

In connection with the opinions expressed below, we have assumed, with your permission, and without independent inquiry, that (a) all natural persons executing documents have the legal capacity to do so, (b) all signatures on all documents that we have examined are genuine, (c) all documents submitted to us as originals are authentic, (d) all copies reviewed by us conform to the originals, (e) the Common Stock has been duly authorized, executed and delivered, (f) there will not have occurred any change in the law affecting the validity of the Common Stock, and (g) the issuance of the Common Stock by the Company did not, and will not, violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

    As to all questions of fact material to the opinions specified in this opinion letter, we have relied, without independent inquiry, upon statements of officers of the Company. With respect to certificates of public officials, we have assumed that all such certificates are accurate and properly given and have relied on the factual matters set forth in such certificates.

    Based on the foregoing, and subject to the assumptions, exceptions, and qualifications set forth in this opinion letter, we are of the opinion that:

1.	the Common Stock has been duly authorized; and

2.	the Common Stock is legally and validly issued, fully paid and non-assessable.

    This opinion letter is intended solely for the Company’s use in connection with the registration of the Common Stock pursuant to the Registration Statement and may not be relied upon for any other purpose or by any other person. This opinion letter may not be quoted in whole or in part or otherwise referred to or furnished to any other person except in response to a valid subpoena. This opinion letter is limited to the matters expressly stated herein, and no opinions are implied or may be inferred beyond the matters expressly stated herein. This opinion letter is rendered as of the date hereof, and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur.

    We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and the use of our name as the same appears under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or by the rules and regulations promulgated thereunder.

Very truly yours,

                               /s/ Powell Goldstein LLP

                   Powell Goldstein LLP